Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES AGREEMENT TO ACQUIRE AN INDUSTRIAL/LOGISTICS BUILDING

NEW YORK, NEW YORK (July 15, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, announced today that it recently entered into an agreement (the “Purchase Agreement”) to acquire, for a purchase price of $17.8 million, a fully-leased, approximately 139,500 square foot industrial/logistics building in Lakeland, Florida (the “Lakeland Acquisition”), located along the I-4 corridor connecting the cities of Tampa and Orlando. Under the terms of the Purchase Agreement, INDUS expects to close on the Lakeland Acquisition during the 2021 third quarter.

Michael Gamzon, President and Chief Executive Officer of INDUS, commented, “We are very excited to expand our presence in Central Florida, a market that continues to benefit from strong population and economic growth. This acquisition has excellent access to I-4 and can service local distribution to both Orlando and Tampa, as well as regional distribution throughout the state of Florida.”

Closing on the purchase of the Lakeland Acquisition is subject to a number of contingencies including the satisfactory completion of due diligence by INDUS. There can be no guarantee that the Lakeland Acquisition will be completed under its current terms, anticipated timeline, or at all.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 42 buildings totaling approximately 5.1 million square feet (including 32 industrial/logistics buildings aggregating approximately 4.7 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the expected closing date of the Lakeland Acquisition and continued population and economic growth in Florida. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020, filed with the Securities and Exchange Commission on February 18, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.